SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994


                       [LOGO] UNION PACIFIC CORPORATION

                                        November 22, 1994

          Dear Santa Fe Pacific Stockholder:

                    On November 8, Union Pacific Corporation entirely revised its proposal to negotiate an acquisition of Santa Fe -- a proposal that we believe is superior to the proposed Burlington Northern merger in every way. Despite this, Santa Fe's board of directors is still seeking your vote to approve the Burlington Northern merger at a Special Meeting of Stockholders now scheduled to be held on December 2.

                    Your vote can protect your investment and tell the Santa Fe board you want them to do everything possible to maximize the value of your shares. Even if you previously voted in favor of the merger with Burlington Northern, it's not too late to change your mind. All you need to do is vote AGAINST the Burlington Northern merger on the enclosed GOLD proxy card. We urge you to sign, date and return the GOLD proxy card today.

                     LET'S TAKE A LOOK AT THE REAL ISSUES

          CASH: UNION PACIFIC has commenced a cash tender offer to purchase approximately 57% of all shares of Santa Fe common stock at $17.50 per share (with remaining 43% of Santa Fe's shares receiving Union Pacific common stock in a second-step merger).(1)

                        BURLINGTON NORTHERN is offering Santa Fe stockholders no cash.

          PREMIUM:(2)   UNION PACIFIC'S proposal of cash and Union
                        Pacific common stock represents a premium to the consideration offered in the Burlington Northern merger.

                        BURLINGTON NORTHERN is offering Burlington
                        Northern common stock currently valued at $16.24.

          _____________________
          1 Based on Union Pacific's closing market price on November 8, 1994 (the last trading day before Union Pacific's proposal was publicly announced), the value of the consideration in the second-step merger would be equivalent to the tender offer price. Because of fluctuations in the market value of Union Pacific common stock, based on Union Pacific's closing market price on November 22, 1994, the value of the consideration in the second-step merger would be less than the tender offer price.

          2    Based on closing market prices on November 22, 1994.


          TIMING: UNION PACIFIC'S cash tender offer still could be completed before the end of next month and the second-step merger could take place just a few months later. The sooner Santa Fe's board of directors begins good faith negotiations with Union Pacific, the sooner you could receive payment for your Santa Fe shares.

                        BURLINGTON NORTHERN'S merger requires
                        prior approval of the Interstate Commerce
                        Commission, which review could take from 1-1/2 to 2-1/2 years.

          DIVIDENDS:(3) UNION PACIFIC'S proposal would result in a
                        dividend of $.61 for each Santa Fe share that would be acquired in the second-step merger.

                        BURLINGTON NORTHERN'S merger would result in a dividend of $.41 for each Santa Fe share.

          REDUCED
          ICC RISK:     UNION PACIFIC is setting up a Voting Trust
                        in which we would place all Santa Fe
                        shares acquired by Union Pacific --
                        whether in the cash tender offer or
                        second-step merger. This means that under our proposal Santa Fe stockholders would not bear the risk of ICC approval of a Union Pacific/Santa Fe combination.(4)

          ________________________
          3 Dividend amounts shown are the indicated annual dividend rates on a per share equivalent basis.
               Such rates are determined by multiplying (i) the current annual dividend rate on shares of common stock of Union Pacific or Burlington Northern, as the case may be, by (ii) the applicable exchange ratio. Santa Fe stockholders would not receive dividends with respect to shares which, pursuant to the Union Pacific proposal, would be acquired in the cash tender offer. There can be no assurance that Burlington Northern or Union Pacific will continue to pay dividends at rates currently in effect or will pay any dividend in the future.

          4 Union Pacific has requested the Staff of the Interstate Commerce Commission ("ICC") to provide an informal, nonbinding opinion to the effect that the ICC approves the use of a Voting Trust by Union Pacific without the imposition of any conditions unacceptable to Union Pacific. Receipt of such opinion is a condition of Union Pacific's revised proposal and of the cash tender offer. Union Pacific believes it will obtain such approval from the Staff of the ICC.


                        BURLINGTON NORTHERN is not using a Voting
                        Trust, so Santa Fe stockholders bear the entire risk of ICC approval and receive nothing for their shares if ICC approval is not obtained.

                    Santa Fe's board of directors could have welcomed Union Pacific's revised proposal and immediately commenced good faith negotiations in accordance with the terms of its agreement with Burlington Northern.
          Instead, here's what Santa Fe's board did:

               * REFUSED TO TALK WITH US about the terms of our merger proposal and indicated no willingness to commence good faith negotiations.

               *    CONTINUED TO PUSH TOWARDS A DECEMBER 2
                    STOCKHOLDERS' MEETING at which they have asked Santa Fe stockholders to approve the Burlington Northern merger.

               * STOOD SILENTLY BY while Burlington Northern, their so-called "friendly" merger partner, tries to INTERFERE with the creation of Union Pacific's Voting Trust. This is the Voting Trust that would give you the opportunity to receive payment for your shares as soon as possible.

          YOUR VOTE IS IMPORTANT.  MAKE IT COUNT!

                    Union Pacific's proposal and cash tender offer are conditional on the Burlington Northern merger not being approved by Santa Fe stockholders and on Santa Fe and Union Pacific entering into a negotiated merger agreement. If Santa Fe stockholders approve the Burlington Northern merger, Union Pacific will withdraw its proposal and terminate the cash tender offer.

                    We urge you to vote AGAINST the Burlington
          Northern merger on the enclosed GOLD proxy card. Your vote is important. Please sign, date and return the GOLD proxy card today.

                    Thank you for your consideration and support.

                                   Sincerely,

                                   /s/ Dick Davidson

                                   Dick Davidson
                                   President, Union Pacific Corporation
                                   Chairman and Chief Executive Officer
                                   Union Pacific Railroad Company

          FOR ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES: MORROW & CO., INC., CALL TOLL FREE: 1-800-662-5200

               VOTE AGAINST THE BURLINGTON NORTHERN MERGER ON THE
          GOLD PROXY CARD.


          SUPPLEMENTAL INFORMATION

               On November 14, 1994, Santa Fe announced that it had postponed the special meeting of stockholders which had been called for the purpose of voting on a merger of Santa Fe with Burlington Northern. The special meeting, originally scheduled for November 18, 1994, is now scheduled to be held on Friday, December 2, 1994 at the Hyatt Regency-Woodfield, 1800 East Golf Road, Schaumburg, Illinois, commencing at 3:00 p.m., Central time.

          VOTING TRUST - RECENT DEVELOPMENTS

               Pursuant to the proposal made by Union Pacific to Santa Fe on November 8, 1994, Union Pacific would place all shares of Santa Fe common stock acquired by Union Pacific (whether pursuant to the first-step cash tender offer or the second-step merger) into a voting trust (the "Voting Trust") that would be independent of Union Pacific. On November 10, 1994, Union Pacific and UP Acquisition Corporation, a Utah corporation and a wholly owned subsidiary of Union Pacific, requested the Staff of the ICC to issue an informal, non-binding opinion that the use of the Voting Trust is consistent with the policies of the ICC against unauthorized acquisition of control of a regulated carrier. On November 16, 1994, Burlington Northern filed a petition with the ICC to institute an investigation into the Voting Trust agreement. The Staff of the ICC has not yet issued any opinion regarding the use of the Voting Trust.

          UNION PACIFIC'S TENDER OFFER -- SANTA FE'S RESPONSE

               On November 22, 1994, Santa Fe filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9, in which Santa Fe stated its recommendation to its stockholders with respect to Union Pacific's pending cash tender offer for approximately 57% of Santa Fe's common stock at $17.50 per share. In such Schedule 14D-9, Santa Fe stated the following: "At a special meeting held on November 21, 1994, [Santa Fe's] Board of Directors unanimously determined to recommend that stockholders not accept [Union Pacific's tender offer] at this time. That recommendation is subject to change as events unfold that will clarify whether a transaction with Union Pacific is in the stockholders' best interest."

          ______________

          Union Pacific's revised proposal is subject, among other things, to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, negotiation of a mutually satisfactory merger agreement with Santa Fe in accordance with the terms of Santa Fe's existing merger agreement with Burlington Northern and approval of the respective Boards of Directors of Santa Fe and Union Pacific. A vote of stockholders of Santa Fe and Union Pacific is not required in order to consummate the second-step merger. The revised Union Pacific proposal is not subject to approval of the Interstate Commerce Commission (other than as referred to in footnote 4 appearing on the previous page), a due diligence condition or financing. The Burlington Northern/Santa Fe merger agreement is subject to approval of the Interstate Commerce Commission and the respective stockholders of Burlington Northern and Santa Fe. Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern common stock, there can be no assurances as to the actual value that Santa Fe stockholders would receive pursuant to the second-step merger contemplated by the revised Union Pacific proposal or the Santa Fe/Burlington Northern merger.

          This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.

 _____________________________________________________________________


                        SANTA FE PACIFIC CORPORATION

                 SOLICITATION BY UNION PACIFIC CORPORATION
                       IN OPPOSITION TO THE PROPOSED
                 MERGER OF SANTA FE PACIFIC CORPORATION AND
                          BURLINGTON NORTHERN INC.

                                   PROXY

      SPECIAL MEETING OF STOCKHOLDERS OF SANTA FE PACIFIC CORPORATION

     The undersigned hereby appoints DREW LEWIS and JUDY L. SWANTAK as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of stock of Santa Fe Pacific Corporation, a Delaware corporation ("Santa Fe"), which the undersigned is entitled to vote at the special meeting of stockholders of Santa Fe, scheduled to be held on December 2, 1994, called for the purpose of considering the proposed merger of Santa Fe with and into Burlington Northern Inc., a Delaware corporation ("BN")(such proposed merger, the "Santa Fe/BN Merger"), or any adjournment(s), postponement(s), or rescheduling(s) thereof. The special meeting of Santa Fe was originally to be held on November 18, 1994 and subsequently was postponed by Santa Fe to December 2, 1994.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AGAINST THE SANTA FE/BN MERGER. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, THIS PROXY WILL BE VOTED ON SUCH MATTERS AS UNION PACIFIC CORPORATION, IN ITS SOLE DISCRETION, MAY DETERMINE.

           (Continued and to be dated and signed on reverse side)

1.   The Santa Fe/BN Merger.
          Union Pacific strongly recommends a vote "AGAINST" the Santa Fe/BN Merger.

          ( )  AGAINST             ( )  FOR            ( )  ABSTAIN
     The undersigned hereby acknowledges receipt of the Union Pacific Corporation Proxy Statement soliciting proxies in opposition to the Santa Fe/BN Merger. The undersigned hereby revokes any proxies heretofore given by the undersigned relating to the subject matter hereof and confirms all that the Proxies may lawfully do by virtue hereof.

                                      DATE:                          , 1994


                                                    (Signature)


                                             (Signature if jointly held)

                                      Title:
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 PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED